FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) executed as of June 30, 2006 by and among Southwestern Energy Company, an Arkansas corporation (the “Company”), between the Company and The First National Bank of Chicago, as trustee (the “Indenture”), and (ii) execution and delivery by Southwestern and the Company of the First Supplemental Indenture (“Supplemental Indenture”), dated as of June 30, 2006, by and among Southwestern, the Company, and J.P. Morgan Trust Company, N.A. (as successor to The First National Bank of Chicago), as Trustee (the “Trustee”).  Capitalized terms used herein and not defined shall have the meanings ascribed to them in that certain the Company and The First National Bank of Chicago, dated as of December 1, 1995 (the “Indenture”) between the Company and the Trustee.

R E C I T A L S:

WHEREAS, the Company has issued the following series of note: (i) the 7.625% Medium-Term Notes due 2027; (ii) the 7.125% Fixed Rate Notes due October 10, 2017; and (iii) the 7.35% Fixed Rate Notes due October 2, 2017 (collectively, the “Notes”) pursuant to the terms of the Indenture;

WHEREAS, effective as of the date hereof, the Company is merging, pursuant Article 7 of the Indenture, with and into Southwestern Delaware (the “Merger”), with Southwestern Delaware surviving the Merger;

WHEREAS, the Transfer is a permitted transaction pursuant to Section 7.1 provided that the surviving entity expressly assumes, by a supplemental indenture, all obligations of the Company under the Securities and the Indenture;

WHEREAS, Southwestern Delaware desires to become the successor to the Company with respect to the Notes and the Indenture as contemplated by Section 7.1 of the Indenture;

WHEREAS, Section 8.1 of the Indenture provides that the Company, when authorized by a resolution of its board of directors, and the Trustee may enter into indentures supplemental to the Indenture without the consent of the Holders; and

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture, effectively supplementing the Indenture as set forth herein, have been duly taken;

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt of which is hereby acknowledged, it is mutually agreed, for the equal and proportionate benefit of all Holders, as follows:

ARTICLE ONE

1.1

Upon the effectiveness of the Merger, Southwestern Delaware agrees to assume all obligations of the Company under the Securities (including, but not limited to, the Notes) and the Indenture.

ARTICLE TWO

2.1

All of the provisions of this Supplemental Indenture shall be deemed to be incorporated in, and made part of, the Indenture, and the Indenture, as amended and supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument and shall be binding upon all the Holders.

2.2

This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

2.3

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

2.4

Nothing in this Supplemental Indenture, express or implied, shall give any person, other than the parties hereto and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture.  Except as expressly supplemented or amended as set forth in this Supplemental Indenture, the Indenture is hereby ratified and confirmed, and all the terms, provisions and conditions thereof shall be and continue in full force and effect.  The Trustee accepts the trusts created by the Indenture, as amended and supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions in the Indenture as amended and supplemented by this Supplemental Indenture.

2.5

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture, except with respect to the execution hereof by the Trustee, or for or in respect of the recitals contained herein, all of which are made solely by the Company and Southwestern Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the day and year first written above.

SOUTHWESTERN ENERGY COMPANY,

  an Arkansas corporation

By: /s/ Greg D. Kerley

Greg D. Kerley

Executive Vice President &

Chief Financial Officer

SOUTHWESTERN ENERGY COMPANY,

  a Delaware corporation

By: /s/ Greg D. Kerley

Greg D. Kerley

Executive Vice President &

Chief Financial Officer

J.P. MORGAN TRUST COMPANY, N.A.,

  as successor Trustee to

  The First National Bank of Chicago

By:  /s/ Benita A. Vaughn

Benita A. Vaughn

Vice President

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